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                                                                    EXHIBIT 10.4

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into this 30th day of October, 2001, by and among EarthAmerica Company, a Texas corporation ("EAC") and those direct and indirect subsidiaries of EarthCare Company, a Delaware corporation, listed on Annex I hereto (the "Subsidiary Sellers") (EAC and the Subsidiary Sellers are jointly, severally and collectively the "Sellers"), EarthCare Company, a Delaware corporation, the ultimate corporate parent of the Sellers (the "Shareholder"), and EarthAmerica, L.L.C., a Delaware limited liability company (the "Acquiror") and EarthAmerica of Texas, L.P., a Texas limited partnership (the "Subsidiary Buyer") (the Subsidiary Buyer and the Acquiror are jointly, severally and collectively, the "Buyers"), and, for the purposes of Sections 4.4 and 4.5 and Article 8 only, William M. Addy, Raymond Cash, William W. Solomon, Jr., Donald F. Moorehead, Jr. and Harry M. Habets.

                                   WITNESSETH:

         WHEREAS, each of the Sellers desires to transfer to the Buyers the Business and certain properties, assets and certain of the liabilities related to the Business, and the Buyers desire to acquire such Business, properties and assets and assume such liabilities, all upon the terms and subject to the conditions set forth herein; and

         WHEREAS, the parties hereto desire to set forth certain representations, warranties and agreements, all as more fully set forth below.

         NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE 1

                           PURCHASE AND SALE OF ASSETS

         1.1 Transferred Assets.

               (a) In consideration of the obligations of the Buyers as provided herein, and except as otherwise provided in Section 1.2 hereof, the Sellers jointly and severally hereby sell, assign, transfer, grant, bargain, deliver and convey to the Buyers, free and clear of all Liens, the Sellers' entire right, title and interest in, to and under the Business, as a going concern, and all assets owned or used by the Sellers (other than Excluded Assets) in connection with, relating to or arising out of the Business of every type and description, tangible and intangible, wherever located and whether or not reflected on the books and records of the Sellers (all of such assets, properties, rights and business collectively referred to as the "Transferred Assets"), including, but not limited to:

                  (i) all Equipment, including the Equipment set forth on
         Schedule 1.1(a)(i) with such changes as may occur in the ordinary course of business from the date of the Schedule to Closing;

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                  (ii) all Inventories, including the Inventories set forth on
         Schedule 1.1(a)(ii) with such changes as may occur in the ordinary course of business from the date of the Schedule to Closing;

                  (iii) all rights in and to the Real Property set forth on
         Schedule 1.1(a)(iii) with such changes as may occur in the ordinary course of business from the date of the Schedule to Closing;

                  (iv) all Motor Vehicles set forth on Schedule 1.1(a)(iv) with such changes as may occur in the ordinary course of business from the date of the Schedule to Closing; (including leasehold interests)

                  (v) all Trade Names and Trademarks set forth on Schedule 1.1(a)(v) with such changes as may occur in the ordinary course of business from the date of the Schedule to Closing;

                  (vi) all Proprietary Information, including the Proprietary Information set forth on Schedule 1.1(a)(vi) with such changes as may occur in the ordinary course of business from the date of the Schedule to Closing;

                  (vii) all Contracts with Customers set forth on Schedule 1.1(a)(vii) with such changes as may occur in the ordinary course of business from the date of the Schedule to Closing;

                  (viii) subject to Section 1.1(b) hereof, the benefit of all unfilled or outstanding purchase orders, sales or service contracts, other commitments, contracts, engagements and leases to which the Sellers are entitled at the Closing and which relate to the Business, but exclusive of any liabilities arising from the Seller's performance of or warranties arising from Sellers' operations thereunder prior to the Closing (the "Entitlements"), all of which Entitlements (except for those that might not be material to the Business) are set forth on
         Schedule 1.1(a)(viii);

                  (ix) subject to Section 1.1(b) hereof and to the extent same are transferable under applicable law, all Permits which relate to the Transferred Assets or the Business set forth on Schedule 1.1(a)(ix);

                  (x) the Leasehold Interests set forth on Schedule 1.1(a)(x);

                  (xi) all prepaid expenses and deposits made by the any of the Sellers relating to the Business;

                  (xii) all non-competition agreements relative to the restaurant and food service business of the Sellers as received on the sale of any septic, plumbing or other business anywhere in the United States as they relate to the Business, all as set forth on Schedule 1.1(a)(xii) (the "Non-Competition Agreements"); and

                  (xiii) all goodwill associated with the Business.




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               (b) Each of the Sellers and the Shareholder shall use all
commercially reasonable efforts to obtain such consents of third parties as are necessary for the assignment of the Transferred Assets. To the extent that any of the Transferred Assets are not assignable by the terms thereof or consents to the assignment thereof cannot be obtained as provided herein, the Transferred Assets shall be held by the Sellers in trust for the Buyers and shall be utilized by the Buyers in the name of the Sellers and all benefits and obligations derived thereunder shall be for the account of the Buyers; provided, however, that where entitlement of the Buyers to such Transferred Assets hereunder is not recognized by any third party, each of the Sellers shall, at the request of the Buyers, enforce in a reasonable manner, at the cost of, and for the account of the Buyers, any and all rights of any of the Sellers against such third party.

               (c) Within three (3) days of the Closing Date, each of the Sellers shall notify each Person which may have possession of any of the Transferred Assets at the Closing Date, whether by consignment or otherwise, of the transfer of such Transferred Assets to the Buyers. Schedule 1.1(c) with such changes as may occur in the ordinary course of business prior to Closing sets forth all of the Transferred Assets that are not in the Sellers' possession at the Closing Date.

               (d) The Buyers shall determine and notify the Sellers as of the Closing which of the Buyers will take title to each of the Transferred Assets.

         1.2 (A) Excluded Assets. Anything in Section 1.1(a) to the contrary notwithstanding, there shall be excluded from the assets, properties, rights and business to be transferred to the Buyers hereunder those assets of each of the Sellers listed or described on Schedule 1.2 (collectively, the "Excluded Assets"). (Corporate minute book and shareholder records, cash, Accounts Receivable and other "current assets," but not prepaid expenses and deposits, inventories, parts and fittings and other operating inventory items.)

         1.3 Closing.

         1.3.1 Closing Procedure. Subject to the conditions set forth in this Agreement, the Closing shall take place at the offices of Doerner, Saunders, Daniel & Anderson, L.L.P., at 320 South Boston Avenue, Suite 500, Tulsa, Oklahoma, at 10:00 a.m. on October 30, 2001 (the "Closing Date"). Title to, ownership of, control over, and risk of loss of the Transferred Assets shall pass to the Buyers at the Closing.

         1.3.2 Closing Deliveries.

               (a) Sellers' Deliveries. Each of the Sellers and the Shareholder, as the case may be, shall deliver to Buyers at the time of Closing on the Closing Date the following documents:

                  (i) A bill of sale or other instruments of transfer to Buyers for the personal property and goodwill described in this Agreement in a form reasonably satisfactory to Buyers and Sellers.


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                  (ii) Motor Vehicle title certificates or other evidence of ownership of the Motor vehicles described on Schedule 1.1(a)(iv) duly assigned to Buyers together with such additional transfer documents as the laws of the state of their registry may require.

                  (iii) Assignment of any Contracts and Leases in a form reasonably satisfactory to Buyers and Sellers assigning to Buyers the benefits of the Contracts and Leases not otherwise conveyed by the Bill of Sale including, but not limited to, the assignment and assumption of that certain lease for one (1) vehicle in Houston, Texas designated on
         Schedule 1.1(a)(iv) (the "Vehicle Lease").

                  (iv) Opinion of counsel for Sellers dated as of the Closing Date substantially in the form attached as Exhibit 1.3.2(a)(v).

                  (v) Copies (certified by the Secretary of each of the Sellers) of corporate resolutions of directors and the stockholder of each Seller authorizing the entry by each of the Sellers into this Agreement and such other agreements or undertakings contemplated by the Agreement and the consummation of the transactions contemplated hereby and thereby.

                  (vi) The assignment of the assignable Permits.

                  (vii) The Assignment of the Non-Competition Agreements.

                  (viii) As of a recent date, a certificate of existence as a domestic corporation for (a) each of the Sellers from the Secretary of State of Texas for each of the Sellers that is a Texas corporation and a certificate of good standing for each of the Sellers from the Comptroller of the State of Texas for each of the Sellers that is a Texas corporation and certificates of good standing or similar state governmental certificates (existence and tax clearance) from the jurisdiction of each Seller's incorporation and each state in which they are qualified to transact business as a foreign corporation and
         (b) the Shareholder as well as a good standing certificate from the Delaware Secretary of State.

                  (ix) [Intentionally omitted.]

                  (x) The Consent and Release by the Banks releasing the Transferred Assets from the Banks' security interest in form reasonably acceptable to Buyer's counsel and such other releases as may be required for the release of any other security interest as reflected in the UCC-1 filings listed on Annex III attached hereto.

                  (xi) (a) The consent of Bank of America, N.A. and Fleet Bank, N.A. (collectively, the "Banks") to the application of the collection of the Sellers' Accounts Receivable (collected on Sellers' behalf by the Buyers pursuant to Section 1.9) and to the payment of Sellers' Accounts Payable included within the Debt Obligations during the term specified in Section 1.9; (b) confirmation from the Banks that all conditions of the Consent to the Heritage asset sale, except for the payment of $2,041,000, have been received; and (c) authorization to the Buyers to wire directly to the Banks the sum of $2,041,000, each in form satisfactory to Buyers' counsel.



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                  (xii) A current listing with aging of all of the Sellers' Debt
         Obligations other than those that are Assumed Liabilities.

                  (xiii) Sales and use tax clearance letters from each jurisdiction in which any of the Sellers or their Affiliates operated the assets included within the Business within the past three (3) years and where they currently transact their business certifying the payment of all sales and use taxes from all of its operations or such Affiliate's business in each such jurisdiction. (To the extent that these are not available at Closing, an undertaking that they will be obtained by each of the Sellers and delivered to the Buyers prior to the release of the payment of the Retained Purchase Price.)

                  (xiv) The Assignment of all Trade Names and Trademarks.

                  (xv) The License Agreement.

                  (xvi) Such other documents as are reasonably requested by Buyers.

               (b) Buyers' Documents. At the time of Closing on the Closing Date, Buyers shall deliver to the Sellers the following documents:

                  (i) A copy, certified by the Manager of each of the Buyers, of resolutions duly adopted by the Manager of each Buyer approving the execution and delivery of this Agreement and other agreements or undertakings contemplated by this Agreement and authorizing all necessary or proper entity action to enable Buyers to comply with the terms of this Agreement and other agreements or undertakings contemplated by this Agreement.

                  (ii) The wire transfer required under Section 1.4, adjusted as provided in the Agreement.

                  (iii) Opinion of Counsel for the Buyers dated as of the Closing Date in the form of Exhibit 1.3.2(b)(iii).

                  (iv) The Shared Rental Agreement.

                  (v) Vehicle Lease assumption.

                  (vi) The financial guarantee by Heritage Operating, L.P. guaranteeing the payment of the Retained Portion of the Purchase Price to the Sellers to the extent of the obligations under this Agreement.

                  (vii) The License Agreement.

                  (viii) Such other documents as are reasonably requested by any of the Sellers.

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               1.4 Purchase Price for the Assets. In consideration of the transfer to the Buyers of the Transferred Assets, the Buyers shall, on the Closing Date, (a) pay to the Sellers an aggregate amount equal to Four Million Dollars ($4,000,000) (less an amount reflective of the fair market value of the Motor Vehicles leased under leases to be assigned and assumed by the Buyers taking into account the economic terms of such lease) in United States dollars in immediately available funds by wire transfer to a bank account or accounts to be designated by each of the Sellers, (b) assume the obligation for future payments of each of the Sellers under the motor vehicle lease, and (c) assume the obligation to perform under the terms of the Entitlements following the Closing to the extent and only to the extent such obligations are not Pre-Closing Obligations (the amounts for Sections 1.4(b) and 1.4(c) are collectively the "Assumed Liabilities"), which Assumed Liabilities are listed on
Schedule 1.4. The amount specified in this Section 1.4 and the Assumed Liabilities are herein collectively referred to as the "Purchase Price".

               1.4.1 Payment in Cash at Closing. The Purchase Price, plus such additions and credits as provided in this Agreement and less such deductions and credits as provided in this Agreement, shall be paid by wire transfer delivered by Buyers to the Sellers or the holders of Debt Obligations against their release of the Transferred Assets on the day of Closing.

               1.4.2 Payment of Retained Purchase Price. The sum of $500,000.00 (the "Retained Portion of the Purchase Price") plus an amount (the "AP Holdback") equal to the total amount owed by the Sellers on account of their accounts payable as of Closing as reflected on Schedule 1.4.2 updated as of Closing (the "Seller's Accounts Payable") shall be deducted from the Purchase Price. The AP Holdback shall be utilized and paid in accordance with Section
1.9. The Retained Portion of the Purchase Price shall be paid by Buyers to Sellers following the last to occur of (i) 215 days following Closing or (ii) the (a) resolution of any claims asserted under Article 5 within 215 days following the Closing and (b) satisfaction of the allocations asserted within 215 days under the terms of Sections 1.6, 1.8, and 1.9 hereof.

         1.5 Liabilities Not Assumed by the Buyers.

               (a) Except for the Assumed Liabilities, each of the Sellers and the Shareholder shall pay and discharge in due course all liabilities, debts and obligations relating to the Sellers, the Transferred Assets or the Business, whether known or unknown, now existing or hereafter arising, contingent or liquidated, including, without limitation:

                  (i) any Tax liabilities pertaining to any of the Sellers, the Transferred Assets or the Business for periods prior to and including the Closing Date;

                  (ii) any Debt Obligations;

                  (iii) all liabilities and obligations relating to any products sold or distributed or services provided by or on behalf of any of the Sellers or with respect to any claims made pursuant to warranties to third Persons in connection with products sold or distributed or services provided by or on behalf of any of the Sellers including, but not limited to, the Retained Warranties;

                  (iv) all Pre-Closing Obligations;

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                  (v) all liabilities and obligations of any Person arising
         prior to the Closing or related to the conduct or operation of the Transferred Assets or the Business on or prior to the Closing Date; and

                  (vi) all costs, expense and judgments in any way associated with or related to the Pending Litigation

(collectively, the "Retained Liabilities"), and the Buyers shall not assume, or in any way be liable or responsible for, any of such Retained Liabilities.

         1.6 Transfer Taxes; Recording Fees. The Buyers and the Sellers acknowledge and agree that the Purchase Price does not include any vehicle transfer fees or taxes, sales, use or transfer Taxes imposed as a result of the consummation of the transactions contemplated by this Agreement, and any such transfer fees and Taxes shall be paid by the Sellers, and if not paid by the Sellers, or deducted for payment at Closing, may be paid by the Buyer from the Retained Portion of the Purchase Price. The Sellers shall be responsible for all recording, filing or other fees relating to the conveyance or transfer of the Transferred Assets from each of the Sellers to the Buyers and to the extent that they are not paid by the Sellers, the Buyers may deduct the same from the Retained Portion of the Purchase Price.

         1.7 Allocation of Purchase Price. The Buyers and each of the Sellers acknowledge and agree that the Purchase Price shall be allocated among the Transferred Assets as set forth on Schedule 1.7. The Buyers, each of the Sellers and Shareholder shall file all Tax Returns (including amended returns and claims for refunds) and information reports in a manner consistent with such values.

         1.8 Prorations of Certain Expenses and Real Property Taxes.

               (a) Each of the Sellers warrant that, to the best of its knowledge, the Transferred Assets are not, and on the Closing Date will not be, subject to or liable for any material special assessments or similar types of material impositions (other than described in this Agreement or the Schedules). Any general property Tax assessed against or pertaining to the real property to be deeded to the Buyers for the taxable period that includes the Closing Date shall be prorated between the Buyers and each of the Sellers as of the Closing Date. In the event the amount of any such real property Tax cannot be ascertained as of the Closing Date, proration shall be made on the basis of the preceding year, the Buyers shall receive a credit against the Purchase Price on the Closing Date for each of the Sellers' pro rata portion of such real property Taxes, and to the extent that such proration may be inaccurate, each of the Sellers and the Buyers agree to make such payment to the other after the tax statements have been received as is necessary to allocate such real property Tax properly between each of the Sellers and the Buyers as of the Closing Date. To the extent that any such Taxes are not ascertained as of the Closing Date, the Buyer shall add or deduct the allocation from/to the payment of the Retained Portion of the Purchase Price.

               (b) Except as otherwise provided in this Agreement, each of the Sellers and the Buyers agree that amounts payable with respect to utility charges and other items of expense attributable to the conduct of the Business shall be prorated as of the Closing Date to the extent the charges and expenses can be identified as to the party that received the benefits to which such


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

charges and expenses relate. In addition, the Sellers will give the Buyers credit to the extent that any employees of Sellers become employees of Buyers and Buyers assumes the obligation for Sellers' employees' accrued sick days and vacations, including wages, wage burdens, FICA and other employment taxes. To the extent such amounts are estimated on the Closing Date and such prorations are inaccurate, each of the Sellers and the Buyers agree to make such payment to the other after such amounts are correctly computed as is necessary to allocate such charges properly between any of the Sellers and the Buyers as of the Closing Date. To the extent that any such allocations are not available as of the Closing Date, then the Buyer shall add or deduct the allocation from/to the Retained Portion of the Purchase Price.

         1.9 ACCOUNTS RECEIVABLE. For a period of six (6) months following the day of the Closing (the "Collection Period"), each of the Sellers grant to Buyers the exclusive right to collect the accounts receivable of each of the Sellers related to the Business as of the Closing (the "Accounts Receivable"). During such period Buyers agree to use its commercially reasonable efforts consistent with this Section 1.9 to collect the Accounts Receivable of each of the Sellers. Buyers shall be entitled to a processing fee of three percent (3%) of the monies collected on the Accounts Receivable. A record of collections shall be kept by Buyers, which records shall be available to any of the Sellers at all reasonable times. During the Collection Period the net proceeds of the collection of the Accounts Receivable shall be utilized for the payment of the Sellers' Accounts Payable, and to the extent that the Sellers' Accounts Payable or claims for payment for an account payable not originally scheduled on this Agreement but made upon any Buyer (the "Excess AP Claims") exceeded the amount of the AP Holdback for the payment of the Excess AP Claims, the net collections of the Accounts Receivable shall be held by the Buyers for the payment of the resolution of claims against the Sellers for Excess AP Claims, provided that after the initial two (2) months of the Collection Period, to the extent that the proceeds of the Buyers' net collection of the Accounts Receivable exceeds the then outstanding balance of the Sellers' Accounts Payable plus (i) any Excess AP Claims and (ii) any costs allocations as provided in this Agreement, such net amount shall be remitted by the Buyers to the each of the Sellers within fifteen (15) days following the close of the accounting period for the books and records then applicable to the Accounts Receivable. Buyers shall be entitled to rely upon each of the Sellers' listing of an account as a payable that Buyers may pay hereunder unless express written notice is delivered to the Buyers or is noted on the listing provided to the Buyers as a disputed account. To the extent that any accounts payable is a disputed account, the Buyers shall be entitled to treat the amount thereof as an Excess AP Claim until reasonable proof of the resolution of the account in question is submitted to the Buyers. To the extent Buyers receive notice of an account of any of the Sellers which Buyers reasonably believe is a payable, but which is not listed on the listing of Sellers' Accounts Payable, Buyers shall notify the Sellers of such account. Sellers shall, within ten (10) days of Buyers' notice, advise Buyers whether such account should be an Excess AP Claim. In the event that the Sellers fail to provide such advice to Buyers within such 10-day period, each of the Sellers hereby waives any objection it may have to the payment of such account as an Excess AP Claim.

         In the collection of the Accounts Receivable, the first payments received by Buyers from any Customer shall be applied to the payment of the oldest outstanding balance of such Customer's account, except where a Customer is on a COD basis on the day of the Closing or is thereafter converted in good faith to COD by the Buyers. Payments made to Buyers by any Customer for products sold or services rendered by Buyers on a COD basis shall not be applied to the Accounts Receivable that existed prior to the Closing, but shall be retained exclusively by Buyers. But in such cases, Buyers agree to use their commercially reasonable efforts to also collect an additional amount to be applied against the past due Accounts Receivable but shall not be required to terminate service to a Customer. Buyers agree to notify each of the Sellers at the time it places any Customer on a COD basis but shall not be required to institute legal action for any collection. Upon expiration of the Collection Period, the obligations of Buyers under this Section shall terminate and uncollected Accounts Receivable may be collected by any of the Sellers utilizing such means as it shall determine, unless the parties agree in writing to a different manner of disposing of collection of such Accounts Receivable. Collection efforts by any of the Sellers shall not be deemed any violation of the Covenant Not to Compete set forth in Section 4.5. Any credits due a Customer and not previously adjusted in the Purchase Price will be offset against the Sellers' Accounts Receivable collections.

                                   ARTICLE 2

                   REPRESENTATIONS, WARRANTIES AND COVENANTS
                   OF EACH OF THE SELLERS AND THE SHAREHOLDER

         Each of the Sellers and the Shareholder hereby jointly and severally represent and warrant to the Buyers and covenant and agree as follows:

         2.1 Corporate Matters. Each Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Shareholder is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each Seller and the Shareholder is duly authorized, qualified and licensed and has all requisite power and authority under all applicable laws, ordinances and orders of public authorities to own, operate and lease their properties and assets and to carry on its business in the places and in the manner currently conducted except where the failure to be so authorized, qualified or licensed or to have such power and authority would not have a material adverse effect. Except, where the failure to be so qualified or in good standing would not have a material adverse effect, each of the Sellers are qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions specified on Schedule 2.1, and there is no other jurisdiction in which the nature and extent of the Business or the character of each of the Sellers' assets makes such qualification necessary. Each of the Sellers and the Shareholder has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement. The Shareholder directly or indirectly owns beneficially and of record all of the issued and outstanding stock of each of the Sellers.

         2.2 Validity of Agreement and Conflict with Other Instruments.

               (a) This Agreement, and all transactions and agreements contemplated hereby, have been duly authorized and approved by the board of directors and the shareholders of any of the Sellers. No further corporate action is necessary on the part of any of the Sellers to execute and deliver this Agreement and other agreements contemplated hereby or to consummate the transactions contemplated hereby or thereby. This Agreement has been (and each of the other agreements contemplated hereby will be) duly executed and delivered by each of the Sellers and the Shareholder and is (and each of the other agreements contemplated hereby will be) a legal, valid and binding obligation of each of them enforceable against them in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency,


                                      -9-
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reorganization, moratorium or similar laws from time to time in effect that affect creditors' rights generally and by legal and equitable limitations on the availability of specific remedies.

               (b) The execution, delivery and performance of this Agreement and the other agreements and documents to be delivered by any of the Sellers and the Shareholder to the Buyers, the consummation of the transactions contemplated hereby or thereby, and the compliance with the provisions hereof or thereof, by any of the Sellers and the Shareholder will not, with or without the passage of time or the giving of notice or both, or as would not have a material adverse effect: (i) conflict with, constitute a breach, violation or termination of any provision of, or give rise to any right of termination, cancellation or acceleration, or loss of any right or benefit or both, under, any of the Entitlements; (ii) conflict with or violate the articles of incorporation or by-laws of any of the Sellers; (iii) result in the creation or imposition of any Lien on any of the Transferred Assets other than Assumed Liabilities; (iv) result in an acceleration or increase of any amounts due with respect to any of the Assumed Liabilities; (v) violate any law, statute, ordinance, regulation, judgment, writ, injunction, rule, decree, order or any other restriction of any kind or character applicable to any of the Sellers or any of its properties or assets; or (vi) conflict with, constitute a breach, violation or termination of any agreement or understanding, whether written or otherwise, to which any of the Sellers is a party or by which any one of them are bound.

         2.3 Approvals, Licenses and Authorizations.

               (a) Except as would not have a material adverse effect or as will be acquired as contemplated by this Agreement, no order, license, consent, waiver, authorization or approval of, or exemption by, or the giving of notice to, or the registration with, or the taking of any other action in respect of, any Person not a party to this Agreement, including any Governmental Entity, and no filing, recording, publication or registration in any public office or any other place is now, or under existing law in the future will be, necessary on behalf of any of the Sellers or the Shareholder to authorize their execution, delivery and performance of this Agreement or any other agreement contemplated hereby to be executed and delivered by any of the Sellers or the Shareholder and the consummation of the transactions contemplated hereby or thereby (including, but not limited to, assignment of the Transferred Assets), or to effect the legality, validity, binding effect or enforceability thereof.

               (b) Except as would not have a material adverse effect, all licenses, permits, concessions, warrants, franchises and other governmental authorizations and approvals of all Governmental Entities required or necessary for any of the Sellers to carry on the Business in the places and in the manner currently conducted have been duly obtained and are in full force and effect and are listed on Schedule 1.1(a)(ix). Except as would not have a material adverse effect, no violations are in existence or have been recorded with respect to such licenses, permits or other authorizations and no proceeding is pending or, to the knowledge of each of the Sellers and the Shareholder, threatened with respect to the revocation or limitation of any of such licenses, permits or other authorizations. Except as would not have a material adverse effect, each of the Sellers has in all respects complied with all laws, rules, regulations and orders applicable to the Business, and all rules, regulations and orders respecting the providing of services by any of the Sellers.


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

         2.4 Title to and Condition of Properties.

               (a) All Equipment is in all material respects set forth on
Schedule 1.1(a)(i). Each of the Sellers has good and marketable title to all Equipment free and clear of all Liens other than the leasehold interests set forth in Schedule 2.4(a). Except as set forth on Schedule 2.4(a), all of the Equipment is in the possession and control of each of the Sellers and is in good operating condition, consistent with industry standards.

               (b) As of the date of this Agreement, all Inventories are in all material respects set forth on Schedule 1.1(a)(ii). Each of the Sellers has good and marketable title to its portion of all Inventories free and clear of all Liens except as set forth in Schedule 2.4(b). All Inventories are in the possession and control of each of the Sellers and are in good, salable condition, consistent with industry standards.

               (c) All Real Property utilized by each of the Sellers in the Business is set forth on Schedule 1.1(a)(iii). Each of the Sellers has good and marketable title to all Real Property identified on Schedule 1.1(a)(iii) as being owned by any of the Sellers, free and clear of any mortgage, pledge, lien, conditional sales agreement, lease, judgment, or other claim, charge, or encumbrance of any kind or character, except as shown on Schedule 2.4(c) or except for liens for current property taxes not delinquent, the materiality of which does not impair marketability. With respect to the Real Property identified on Schedule 1.1(a)(iii) as leased property, each lease or sublease is in full force and effect as of the date hereof, and each of the Sellers, or an affiliate of any of the Sellers, if applicable, is not, and to the knowledge of any of the Sellers no other party to such lease or sublease is, in material breach or default, or has repudiated any material provision thereof. The Real Property owned or leased by any of the Sellers and listed on Schedule 1.1(a)(iii), except as would not have a material adverse effect or except as set forth on Schedule 2.4(c) (i) has all reasonable access to public roads, electricity, water and other utilities used and necessary in the Business; (ii) is not subject to any special assessment, condemnation or eminent domain proceeding; (iii) is not subject to any agreement that would preclude the transfer to the Buyers or the continued operation of the Business by the Buyers thereon; (iv) all improvements constructed thereon are within the boundaries thereof, do not encroach on any other parcel of adjacent real estate and, where appropriate, are set back from the boundaries to comply with all applicable codes and regulations covering the Business; and (v) no structure primarily located on another parcel of real property encroaches thereon.

               (d) All Motor Vehicles used by any of the Sellers in the Business are listed on Schedule 1.1(a)(iv), and are in good operating condition, normal wear and tear excepted. Motor Vehicles identified as owned are free and clear of all Liens except as would not have a material adverse effect, and those identified as leased are not subject to any lien by or through any of the Sellers except for the lease or liens identified on Schedule 1.1(a)(iv). All Motor Vehicles comply in all material respects with the requirements and standards as promulgated by the United States Department of Transportation and all relevant governmental codes, good operating practices and safety standards in the jurisdictions in which each of the Sellers conducts its Business with respect to such asset.

               (e) Each of the Sellers owns, free and clear of all Liens except as would not have a material adverse effect or except as set forth on Schedule 2.4(e), or possesses licenses or other rights to use all rights to all Trademarks and Proprietary Information necessary for the conduct of the Business as it is currently conducted by such Seller. At the Closing, each of the Sellers will transfer or cause to be transferred all Trademarks and Proprietary Information utilized for the conduct of the Business as currently conducted. Set forth on Schedule 1.1(a)(v) and Schedule 1.1(a)(vi) is a complete and accurate list of all patents, trademarks, trade names and licenses that each of the Sellers owns or possesses or otherwise has rights to use and that pertain to the Business except as would not have a material adverse effect. No licenses, sublicenses, covenants or agreements have been granted or entered into by any of the Sellers in respect of the items listed on Schedule 1.1(a)(v) and Schedule 1.1(a)(vi) except as noted thereon or except as contemplated by this Agreement. None of the Sellers or the Shareholder has received any notice of infringement, misappropriation or conflict from any other Person with respect to such Trademarks and Proprietary Information and the conduct of the Business has not infringed, misappropriated or otherwise conflicted with any Trademarks and Proprietary Information of any such Person which could have a material adverse effect. None of the Sellers or the Shareholder has given any indemnification for patent, trade name, trademark, service mark or copyright infringements except to licensees or customers in the ordinary course of business or except as contemplated by this Agreement. All of the Trademarks and Proprietary Information that is owned by any of the Sellers is owned free and clear of all Liens except as set forth on Schedule 2.4(e) and all such Trademarks and Proprietary Information will be transferred to the Buyers free and clear of all Liens (other than Assumed Liabilities), including any claims by any claimed or alleged co-inventors or co-owners. All Trademarks and Proprietary Information that is licensed by any of the Sellers from third parties is to the knowledge of any of the Sellers licensed pursuant to valid and existing license agreements and such interests are not subject to any Liens other than those under the applicable license agreements except as would not have a material adverse effect. The consummation of the transactions contemplated by this Agreement will not result in the loss of any Trademarks and Proprietary Information except as would not have a material adverse effect and will not conflict with, constitute a breach, violation or termination of any agreement or understanding, whether written or otherwise, relating to any Trademarks and Proprietary Information necessary for the conduct of the Business as currently conducted except as would not have a material adverse effect. Notwithstanding the foregoing, (i) the Sellers and Buyers retain the right to utilize the Trademarks and Proprietary Information under the terms of a Limited Licensing Agreement for the restaurant and food service business in the states of New York, New Jersey, and Pennsylvania, and service from those locations into parts of Massachusetts, Maryland, Delaware, and Connecticut in the form of
Exhibit 2.4(e) and (ii) Sellers have previously sold the Trademarks and Proprietary Information related to operations in the septic business in Pompano, Florida; Gainesville, Georgia; and Orlando, Florida pursuant to agreements previously made available to the Buyers.

               (f) Each of the Sellers that is the lessee (or has succeeded to the rights of the lessee) under any of the Leasehold Interests, owns the Leasehold Interests free and clear of all Liens except as would not have a material adverse effect. None of the Sellers owns the improvements and fixtures located on the Leasehold Interests and each such Seller validly occupies and uses such improvements and fixtures in accordance with the terms of the Leasehold Interests, in each case free and clear of Liens except as would not have a material adverse effect. A true and complete copy of each of the leases containing all their terms and provisions and governing the Leasehold Interests, as amended to date, have been furnished by each of the Sellers to the Buyers.

               (g) The Transferred Assets include all material assets used in connection with or relating to the Business of every type and description, tangible and intangible, wherever located and whether or not reflected on the books and records of each of the Sellers (but not including Excluded Assets). To the extent that any of the Transferred Assets are not in the possession by any of the Sellers, each of the Sellers shall use commercially reasonable efforts to cause the holder thereof to transfer and assign such assets to the Buyers at the Closing.

         2.5 Contracts and Commitments.

               (a) Except as set forth on Schedule 2.5, none of the Transferred Assets is subject to and none of the Sellers is a party to or bound by:

                  (i) any agreement, contract or commitment requiring the expenditure or series of related expenditures of funds in excess of $25,000 (other than purchase orders in the ordinary course of business for goods necessary for each of the Sellers to conduct the Business);

                  (ii) any agreement, contract or commitment requiring the payment for goods or services whether or not such goods or services are actually provided or the provision of goods or services at a price less than any of the Sellers' cost of producing such goods or providing such services except as would not have a material adverse effect;

                  (iii) any loan or advance to, or investment in, any Person or any agreement, contract, commitment or understanding relating to the making of any such loan, advance or investment except as would not have a material adverse effect;

                  (iv) any Debt Obligations;

                  (v) any management service, employment, consulting or other similar type contract or agreement except as would not have a material adverse effect;

                  (vi) any agreement, contract or commitment that would limit the freedom of the Buyers or any of its Affiliates following the Closing Date to engage in any line of business, to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any of the Transferred Assets or to compete with any Person or to engage in any business or activity in any geographic area except as would not have a material adverse effect;

                  (vii) any agreement, lease, contract or commitment or series of related agreements, leases, contracts or commitments not entered into in the ordinary course of business or, except for agreements to purchase or sell goods and services entered into in the ordinary course of business of Sellers, not cancelable by any of the Sellers without penalty to any of the Sellers within thirty (30) calendar days except as would not have a material adverse effect;

                  (viii) any agreement or contract obligating any of the Sellers, or that would obligate or require any subsequent owner of the Business or any of the Transferred

         Assets to provide for indemnification or contribution with respect to any matter except as would not have a material adverse effect;

                  (ix) any sales, distributorship or similar agreement relating to the products sold or services provided by any of the Sellers except as would not have a material adverse effect; or

                  (x) any license, royalty or similar agreement except as would not have a material adverse effect on the Business following the Closing.

               (b) None of the Sellers are in breach of any provision of, or in default (and none of the Sellers or the Shareholder has knowledge of any event or circumstance that with notice, or lapse of time or both, would constitute an event of default) under the terms of any of the Entitlements that constitute a part of the Transferred Assets except as would not have a material adverse effect. All of the Entitlements that constitute a part of the Transferred Assets are in full force and effect except as would not have a material adverse effect. None of the Sellers or the Shareholder is aware of any pending or threatened disputes with respect to any of the Entitlements except as would not have a material adverse effect. The enforceability of the Entitlements that constitute a part of the Transferred Assets will not be affected in any manner by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except as would not have a material adverse effect.

         2.6 Financial Statements.

               (a) Attached as Schedule 2.6 are true, correct and complete copies of: (i) the audited consolidated balance sheets of each of the Sellers as of December 31, 2000 and the unaudited balance sheets for each of the Sellers as of August 31, 2001, (ii) the audited consolidated statement of income of the Sellers for the period ended December 31, 2000, and the unaudited statements of income for each of the Sellers as of August 31, 2001, (iii) the proposed financial budgets for the Business for the 2001 and 2002 fiscal years, and (iv) a pro forma balance sheet and income statement reflecting (A) the elimination of any operations sold by the Sellers since December 31, 2000 and (B) the resulting operations to be included within the Business, each as of December 31, 2000 and August 31, 2001 (the "Financial Statements").

               (b) The Financial Statements (i) fairly present in all material respects the financial position of each of the Sellers as of their respective dates and the results of operations of the Business for the periods indicated therein; (ii) have been prepared in accordance with GAAP applied (except for the omission of footnotes and statement of cash flows) on a consistent basis throughout the periods covered by the Financial Statements and (iii) have not been rendered materially untrue, incomplete or unfair as representations of the financial condition of the Transferred Assets or the Business by events subsequent to the date of the Financial Statements.

         2.7 No Adverse Change. Since August 31, 2001, (a) no material business segment of the Business has been adversely affected in any material way as the result of any fire, explosion, accident, riot, civil or labor disturbance, strike, boycott, lockout, flood, drought, storm, earthquake, embargo or other casualty or act of God or the public enemy, and (b) there has been no material adverse change in the condition of any material business segment of the Business or in the condition of the assets of any of the Sellers nor has any event or condition occurred that could reasonably result in such a material and adverse change.

         2.8 Taxes.

               (a) Except as would not have a material adverse effect, all Tax Returns that are required to be filed (taking into account all extensions) on or before the Closing Date for, by, on behalf of or with respect to any of the Sellers, including, but not limited to, those relating to the Business, the Transferred Assets and the Assumed Liabilities, and those which include or should include any of the Sellers, the Transferred Assets or the Assumed Liabilities, have been or will be timely filed with the appropriate foreign, federal, state and local authorities on or before the Closing Date. Except as would not have a material adverse effect, all Taxes shown to be due and payable on such Tax Returns or related to such Tax Returns have been or will be timely paid in full on or before the Closing Date.

               (b) Except as would not have a material adverse effect or except as set forth on Schedule 2.8(b), none of such Tax Returns are now under audit or examination by any foreign, federal, state or local authority and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment or collection of any Tax or deficiency of any nature against any of the Sellers, the Business or the Transferred Assets, or with respect to any such Tax Return, or any suits or other actions, proceedings, investigations or claims now pending or threatened against any of the Sellers, the Business or the Transferred Assets with respect to any Tax, or any matters under discussion with any foreign, federal, state or local authority relating to any Tax, or any claims for any additional Tax asserted by any such authority.

         2.9 No Litigation. Except as would not have a material adverse effect or except as set forth on Schedule 2.9 ("Pending Litigation") there is no action, suit, claim, judgment, investigation or legal, administrative, arbitration or other proceeding, or governmental investigation or examination, pending or, to the knowledge of any of the Sellers and the Shareholder, threatened against or affecting any of the Sellers, the Business or any of the Transferred Assets, at law or in equity, before or by any Governmental Entity. Except as would not have a material adverse effect, to the knowledge of any of the Sellers and the Shareholder, there is no change in any zoning or building ordinance pending or threatened against or affecting any of the Sellers, the Business or any of the Transferred Assets.

         2.10 Warranties and Product Liability.

               (a) Except for (i) warranties implied by or imposed under application of law and (ii) warranties disclosed on Schedule 2.10 ((i) and (ii) are the "Retained Warranties"), none of the Sellers has given or made any warranties in connection with the sale or rental of goods or services on or prior to the Closing, including, without limitation, warranties covering the customer's consequential damages. None of the Sellers or the Shareholder is aware of any event forming the basis of any present claim against any of the Sellers with respect to warranties relating to products sold or distributed by any of the Sellers or services performed by or on behalf of any of the Sellers on or prior to the Closing.

               (b) To the knowledge of each Seller and the Shareholder, there is no present claim against any of the Sellers, the Business or the Transferred Assets not fully covered by insurance, except for deductibles and self-insurance retentions, for personal injury or property damage alleged to be caused by products shipped or services rendered by or on behalf of any of the Sellers.

         2.11 Employee Matters.

               (a) Schedule 2.11(a) contains a true, complete and accurate list of each person employed by any of the Sellers for the operation of the Transferred Assets or Business as is currently conducted, together with such individual's title or job description and date of hire by any of the Sellers, and, for each employee of any of the Sellers who is compensated on a salaried basis, such individual's salary, the last date of increase of his/her salary, and his/her incentive compensation arrangements with any of the Sellers.

               (b) Except as and to the extent set forth on Schedule 2.11(b),
(i) there is no labor strike, work stoppage, lockout or material dispute or material slowdown pending or, to the knowledge of any of the Sellers and the Shareholder, threatened against any of the Sellers which could have a material adverse effect, and there has not been any such action during the last three years; (ii) none of the Sellers is a party to or bound by any (A) collective bargaining or similar agreement with any labor organization or (B) written work rules or practices agreed to with any labor organization or employee association applicable to employees of any of the Sellers; (iii) no employee of any of the Sellers is represented by any labor organization and, to the knowledge of any of the Sellers and the Shareholder, there are no current union organizing activities among the employees of any of the Sellers; and (iv) there are no material written personnel policies, rules or procedures applicable to employees of any of the Sellers.

               (c) During the last four years, none of the Sellers has effectuated (i) a "plant closing" (as defined in the Worker Adjustment Retraining Notification Act of 1988 (the "WARN Act")) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Sellers, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of any of the Sellers; and none of the Sellers has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. None of the employees of any of the Sellers has suffered an "employment loss" (as defined in the WARN Act) during the past six months.

               (d) None of the Sellers has violated any federal, state or local law relating to discrimination in the hiring, promotion or pay of employees or any applicable wage or hour laws, or any provisions of ERISA or the rules and regulations promulgated thereunder, nor has any of the Sellers engaged in any unfair labor practice, which in either case could have a material adverse effect.

               (e) As of Closing, there will be no employment agreements and non-compete agreements with any of the employees listed on Schedule 2.11(a) except as set forth on Schedule 2.5.

         2.12 Employee Benefit Plans.

               (a) Schedule 2.12 sets forth a complete list of all material employee benefit plans (within the meaning of Section 3(3) of ERISA) and all material employee pension benefit plans (as defined in Section 3(2) of ERISA).

               (b) To the extent applicable, all employee benefit plans have been operated in compliance in all material respects with COBRA, ERISA, the Internal Revenue Code and any applicable state or federal law, rule or regulation as of the Closing Date.

               (c) No employee pension benefit plan that is maintained or contributed to by any of the Sellers or the Shareholder or any ERISA Affiliate had a material accumulated funding deficiency as defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, as of the last day of the most recent fiscal year of the plan ending on or prior to the Closing.

               (d) None of the Sellers nor any Person that was at any time during the six-year period ending on the date of this Agreement an ERISA Affiliate has ever maintained, had an obligation to contribute to, contributed to, or incurred any liability with respect to a multi-employer plan, as defined in Section 3(37) of ERISA, or a plan described in Section 4063(a) of ERISA.

               (e) All contributions to, and payments from, each of the plans set forth on Schedule 2.12 that are required to be made in accordance with the terms of the respective plan and any applicable law have been timely made.

               (f) Each of the Sellers will be responsible for and hold Buyers and its affiliates harmless from and against any and all claims in respect of payment to employees of all salary, wages, commissions, overtime, or bonuses, plus any applicable payroll taxes and any and all other employee benefits accruing to any of the Sellers' employees under applicable wage and hour laws and employee benefit plans of any of the Sellers, including, but not limited to, workman's compensation, medical, retirement and profit sharing, all to and including the day of Closing.

         2.13 Finder's Fees. None of the Sellers, the Shareholder or any of their respective Affiliates has employed or retained any investment banker, broker, agent, finder or other party, or incurred any obligation for brokerage fees, finder's fees or commissions, with respect to the sale by any of the Sellers of any of the Transferred Assets or with respect to the transactions contemplated by this Agreement or otherwise dealt with anyone purporting to act in the capacity of a finder or broker with respect thereto whereby any party hereto may be obligated to pay such a fee or commission. Each of the Sellers and the Shareholder jointly and severally agree to indemnify and hold the Buyers and their Affiliates harmless from and against any and all claims, liabilities or obligations with respect to all fees, commissions or expenses asserted by the Advisor or any Person on the basis of any act, statement, agreement or commitment alleged to have been made by any of the Sellers, the Shareholder or any Affiliate of any of the Sellers or the Shareholder with respect to any such fee, commission or expense.

         2.14 [Intentionally omitted.]

         2.15 Insurance. Each of the Sellers has continuously maintained in force for the three-year period prior to the Closing policies of liability insurance, in the amount of at least [$10,000,000] and worker's compensation insurance coverage in compliance with the minimum standards of the jurisdictions in which any of the Sellers' Business is conducted. Schedule 2.15 sets forth all such insurance policies held by any of the Sellers relating to the Business or the Transferred Assets and a listing of all claims known and reported and worker's compensation claims made or being paid during such three-year period prior to the Closing. Each such policy is in full force and effect and is with responsible insurance carriers. There is no dispute with respect to such policies and all claims arising from events or circumstances occurring prior to the date hereof have been paid in full or adequate reserves therefor are recorded in the Financial Statements. There are no existing conditions, claims or injuries to any current employee that will give rise to any claims under the worker's compensation laws.

         2.16 Environmental Matters.

               (a) None of the Sellers nor any affiliate of any of the Sellers involved in the operation of the Business have been charged with, convicted of, or investigated for any violation of any federal state or local law or regulation relating to pollution or the protection of the environment ("Environmental Laws") by any court, governmental body or agency with respect to the Transferred Assets or the Business, nor does any environmental condition exist on any portion of the Real Property for any period owned or occupied by any of the Sellers that would likely give rise to a claim that any of the Sellers are in violation of any such Environmental Law, except as would not have a material adverse effect.

               (b) There have been no disposals, releases of hazardous substances, materials or wastes, or pollutants or contaminants, from, in or under any of the Real Property for any period owned or occupied by any of the Sellers, except as would not have a material adverse effect. For purposes of this Agreement, the terms "release" and "hazardous substances" shall have the definitions assigned thereto by the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended ("CERCLA").

               (c) Except as set forth in Schedule 2.16 or except as would not have a material adverse effect, to the knowledge of any of the Sellers or the Shareholder there (i) are presently no tanks for storage of petroleum products or other material located on the Real Property; (ii) for any period owned or occupied by any of the Sellers have been no, nor are there now any, electrical transformers or other equipment containing PCBs located on or under the Real Property; (iii) have been no, nor are there now any drums, cans, canisters, or containers buried underground located on the Real Property; (iv) for any period owned or occupied by any of the Sellers have been no, nor are there now any, wastes buried underground on the Real Property; (v) for any period owned or occupied by any of the Sellers has been no, nor is there now any, asbestos of any type or character located on the Real Property; (vi) is no contamination of soil, ground water or surface water on or under the Real Property; (vii) is no portion of the Real Property that is or has been on any list prepared by any federal, state or local governmental body or agency as requiring remedial environmental action; (viii) are no environmental studies or reports referring or relating to the Real Property, (ix) for any period owned or occupied by any of the Sellers has been no release of any hazardous substance, material or waste, or pollutants or contaminants on, in, from or under any property adjacent to the Real Property.

         2.17 No Violation of Governmental Regulations. The Business and the Transferred Assets have not been, and were not prior to the day of the Closing, conducted in any material violation of any statute, law, ordinance, or regulation of any governmental entity. The Real Property is zoned and permitted for its current use and each of the Sellers is in compliance in all material respects with all zoning laws and any applicable permit. The current uses of the Real Property from which any of the Sellers conducts its Business are not nonconforming or special uses or special exceptions, which uses could be terminated upon the sale of the Business to the Buyers. The current uses and improvements located on the Real Property sites from which any of the Sellers conducts its Business are not "grandfathered" under any previous zoning laws or ordinances; and none of the Sellers has any knowledge of any contemplated changes under current zoning classification which would adversely affect the Business.

         2.18 [Intentionally omitted.]

         2.19 Changes to Transferred Assets. To the extent that the data provided on any of Schedules 1.1(a)(i) to 1.1(a)(vii) are as of a date prior to the Closing, each of the Sellers and the Shareholder represent and warrant that except as set forth on Schedule 2.19:

                  (i) No item of Equipment or Motor Vehicle with a fair market value in excess of $25,000 has been disposed of as of Closing unless the same shall have been replaced by a similar item of Equipment or Motor Vehicle of equal or greater value; and

                  (ii) No Contract requiring the capital expenditure on the part of any of the Sellers in excess of $10,000 has been entered into by any of the Sellers.

                                    ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE BUYERS

         The Buyers jointly and severally represent and warrant to each of the Sellers and the Shareholder as follows:

         3.1 Corporate Matters. Each of the Buyers is a limited liability company validly existing and in good standing under the laws of the state of its organization and such other states as the nature of its business so requires. The Buyers have all requisite power and authority to enter into this Agreement and the agreements contemplated hereby and thereby and to perform their obligations under this Agreement and the agreements contemplated hereby and thereby. This Agreement has been and each of the agreements contemplated by the Agreement will be duly authorized, executed and delivered by the Buyers and is and each of the agreements contemplated by the Agreement will be a legal, valid and binding obligation of the Buyers, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors' rights generally and by legal and equitable limitations on the availability of specific remedies. The execution and delivery of this Agreement and the agreements contemplated hereby and thereby by the Buyers and the consummation of the transactions contemplated hereby and thereby by the Buyers will not violate any provision of, or constitute a default under, any contract or other agreement to which any Buyer is a party or by which it is bound, or conflict with its operating agreement, other than violations, defaults or conflicts that would not materially and adversely affect the ability of the Buyers to consummate the transactions provided for in this Agreement or any of the Agreements contemplated hereby.

         3.2 Finder's Fees. None of the Buyers nor any of the Buyers' Affiliates has employed or retained any investment banker, broker, agent, finder or other party, or incurred any obligation for brokerage fees, finder's fees or commissions, with respect to the transactions contemplated by this Agreement, or otherwise dealt with anyone purporting to act in the capacity of a finder or broker with respect thereto whereby any party hereto may be obligated to pay such a fee or a commission. The Buyers agree to indemnify and hold each of the Sellers and the Shareholder harmless from and against any and all claims, liabilities or obligations with respect to all fees, commissions or expenses asserted by any Person on the basis of any act, statement, agreement or commitment alleged to have been made by any of the Buyers or any of their Affiliates with respect to any such fee, commission or expense.

         3.3 Validity of Agreement and Conflict with Other Instruments.

               (a) This Agreement, and all transactions and agreements contemplated hereby, have been duly authorized and approved by the Managers of each of the Buyers. No further entity action is necessary on the part of any of the Buyers to execute and deliver this Agreement and other agreements contemplated hereby or to consummate the transactions contemplated hereby or thereby. This Agreement has been (and each of the other agreements contemplated hereby will be) duly executed and delivered by each of the Buyers and is (and each of the other agreements contemplated hereby will be) a legal, valid and binding obligation of each of them enforceable against them in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors' rights generally and by legal and equitable limitations on the availability of specific remedies.

               (b) The execution, delivery and performance of this Agreement and the other agreements and documents to be delivered by the Buyers to the Sellers, the consummation of the transactions contemplated hereby or thereby, and the compliance with the provisions hereof or thereof, by the Buyers will not, with or without the passage of time or the giving of notice or both, or as would not have a material adverse effect: (i) conflict with or violate the articles of organization or operating agreement of any of the Buyers; (ii) violate any law, statute, ordinance, regulation, judgment, writ, injunction, rule, decree, order or any other restriction of any kind or character applicable to any of the Buyers or any of its properties or assets; or (iii) conflict with, constitute a breach, violation or termination of any agreement or understanding, whether written or otherwise, to which any of the Buyers is a party or by which it is bound.

         3.4 Approvals, Licenses and Authorizations. Except as would not have a material adverse effect or as will be acquired as contemplated by this Agreement, no order, license, consent, waiver, authorization or approval of, or exemption by, or the giving of notice to, or the registration with, or the taking of any other action in respect of, any Person not a party to this Agreement, including any Governmental entity, and no filing, recording, publication or registration in any public office or any other place is now, or under existing law in the future will be, necessary on behalf of any of the Buyers to authorize their execution, delivery and performance of this Agreement or any other agreement contemplated hereby to be executed and delivered by any of the Buyers and the consummation of the transactions contemplated hereby or thereby (including, but not limited to, assignment of the Transferred Assets), or to effect the legality, validity, binding effect or enforceability thereof.

         3.5 No Litigation. Except as would not have a material adverse effect, there is no action, suit, claim, judgment, investigation or legal, administrative, arbitration or other proceeding, or governmental investigation or examination, pending or, to the knowledge of each of the Buyers, threatened against or affecting any of the Buyers or the transactions, at law or in equity, before or by any Governmental Entity.

         3.6 Financing. The Buyers have obtained the commitment of financial institutions necessary to fund the Purchase Price.


                                    ARTICLE 4

                              ADDITIONAL AGREEMENTS

         4.1 Access to Information. Each party hereto agrees to hold in confidence, and not to disclose to others for any reason whatsoever, all non-public information received by it or its representatives from the other party hereto in connection with the transactions contemplated by this Agreement except (a) as required by law or, after notice to the other party, by a court or administrative judge; (b) for disclosure to officers, directors, employees and representatives of such party as necessary in connection with the transactions contemplated hereby or as necessary to the operation of such party's business; and (c) for information that becomes publicly available other than through such party. Because of the unique nature of the non-public information, each of the parties may receive from the other as contemplated by this Agreement, and all parties hereto agree that the breach or anticipated breach of the obligations under this Section 4.1 will result in immediate and irreparable harm and injury to the other parties, for which a party will not have an adequate remedy at law, and that the party that has provided such non-public information and their successors and assigns shall be entitled to relief in equity to enjoin such breach or anticipated breach and to seek any and all other legal and equitable remedies to which they may be entitled.

         4.2 Delivery of Business Documents. At Closing, each of the Sellers shall deliver to the Buyers all Documents and Other Papers relating to the Transferred Assets, the Assumed Liabilities and the current and proposed operations of the Business, including, without limitation, all files relating to any of the Sellers' Accounts Receivable, a summary of all insurance policies and all files relating thereto, computer disks reflecting any books or records, documents or other papers, or other information or data relating to the operation of the Business, the Transferred Assets or the Assumed Liabilities stored on any electronic media, including computers. Each of the Sellers, however, shall be entitled to retain the corporate minute books of such Seller and to have access to the books and records relating to the Business to the extent such books and records are necessary for the preparation of tax returns.

         4.3 Further Assurances. Each of the Sellers and the Shareholder shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered to the Buyers such bills of sale, assignments (including but not limited to assignments of leases) and other instruments of transfer, assignment and conveyance, in form and substance reasonably satisfactory to counsel for the Buyers, as shall be reasonably necessary to vest in the Buyers all the right, title and interest in and to the Transferred Assets free and clear of all Liens (including the release of all Liens of record) other than Assumed Liabilities, and shall use their commercially reasonable efforts to cause to be taken such other action as the Buyers reasonably may require to more effectively implement and carry into effect the transactions contemplated by this Agreement, including, but not limited to, the execution of the assignment of the motor vehicle titles when delivered to the Buyers by the Banks.

         4.4 Nondisclosure of Proprietary Information.

               (a) Each of the Restricted Parties, Sellers and the Shareholder agrees that, from and after the Closing, it and its Affiliates shall (i) hold in confidence and will not directly or indirectly at any time reveal, report, publish, disclose or transfer to any Person other than the Buyers any of the Proprietary Information that is not generally known to the public or utilize any of the Proprietary Information for any purpose and (ii) not for a period five
(5) years (A) solicit or hire any employees of any of the Sellers directly involved in the Business who pursuant to the offer by Buyers pursuant to Section 4.7(a) are subsequently employed by the Buyers; notwithstanding the foregoing, neither a general advertisement nor the hiring hourly employees responding to a general advertisement shall be a violation of this agreement not to solicit or hire.

               (b) Each of the Sellers and the Shareholder acknowledges that all Documents and Other Papers and objects containing or reflecting any Proprietary Information, whether developed by any of the Sellers or by someone else for any of the Sellers or any of the Sellers' Affiliates, will after the Closing become the exclusive property of the Buyers, subject to any rights thereto granted by any of the Sellers previously as listed on Schedule 4.4, and be delivered to the Buyers to the extent held by any of the Sellers.

               (c) Because of the unique nature of the Proprietary Information, each of the Sellers and the Shareholder understands and agrees that the breach or anticipated breach of the obligations under this Section 4.4 will result in immediate and irreparable harm and injury to the Buyers and its Affiliates, for which it will not have an adequate remedy at law, and that the Buyers and its Affiliates and their successors and assigns shall be entitled to relief in equity to enjoin such breach or anticipated breach and to seek any and all other legal and equitable remedies to which they may be entitled.

         4.5 Covenant Not to Compete With the Business.

               (a) As an inducement for the Buyers to acquire the Business and in consideration of the payments made by Buyers hereunder, each of the Sellers, the Shareholder, their respective affiliates and William M. Addy, Donald F. Moorehead, Jr., Raymond Cash, William W. Solomon, Jr., and Harry M. Habets (the "Restricted Parties") jointly and severally agree that for a period of five (5) years from the Closing Date, the Restricted Parties will not, directly or indirectly, other than as part of a contract with a state, city, town or community entity in solid waste markets (a "Governmental Contract") or as a holder of an equity or other security interest in a public company that does not exceed five percent (5%) of its total outstanding voting stock or without the consent of the Buyers:

                  (i) Engage in any business, sell products or provide services that compete with the Business being acquired by the Buyers hereunder in any of the 29 states listed on Annex I attached hereto and made apart hereof in the restaurant and food service business as conducted with the Transferred Assets acquired by Buyers pursuant to this Agreement (the "Territory").

                  (ii) Invest in, own, manage, operate, finance, control or participate in any business that competes with the Business, or that sells products or provides services similar to those sold or provided by the Business in the Territory other than (i) pooled investment funds where the Restricted Party has no participation in the management or selection of investments of such fund, (ii) the note receivable from Tempered Air Systems, Inc. relating to the Sellers' sale of plumbing and industrial plumbing assets in Gainesville and Atlanta, Georgia, and
         (iii) the note receivable from Seagraves Septic Services, L.L.C. relating to the sale of Sellers' Orlando septic business.

                  (iii) Solicit for itself or any other Person, a customer of Buyers, with respect to products or services that compete in whole or in part with the products and services of the Business in the Territory.

                  (iv) Solicit or hire any of the Business' employees or the Employees of any of the Buyers or their affiliates to become employees of any entity in which any of the Restricted Parties is the holder of any ownership interest or to which any of the Restricted Parties renders any service in the Territory; notwithstanding the foregoing, neither a general advertisement nor the hiring of hourly employees responding to a general advertisement shall be a violation of this agreement not to solicit or hire.

         Provided, however, that (i) nothing herein shall restrict the Shareholder, Sellers and their subsidiaries from owning and operating the bulk hauling, portable toilet, septic service, and their industrial disposal business (other than restaurant and food service) (the "Non-Food Service Business") throughout the United States, (ii) the Shareholder, Sellers and their subsidiaries, subject to the License Agreement, may own and operate the restaurant and food service business (the "RFS Business") within a 100-mile radius of each of Vernon, New Jersey; Deer Park, New York; and Beacon, New York (provided that, except for their existing customers, Shareholder, Sellers and their subsidiaries will not offer restaurant and food service services within a 35-mile radius of Fallsburg, New York) and may continue to service existing customers in Massachusetts, Connecticut, Maryland and Delaware if these customers are outside the 100-mile radius. In addition, the Buyers agree that for a period of five (5) years from the Closing Date, the Buyers will not engage in the RFS Business within a 100-mile radius of each of Vernon, New Jersey; Deer Park, New York; and Beason, New York, except that the Buyers may engage in the RFS Business within a 35-mile radius of Fallsburg, New York. In the event that any part of the RFS Business or the Non-Food Service Business are sold, the Sellers' sale of the trade names in such locations will be subject to the License Agreement, and the Shareholder and the Sellers will negotiate in good faith to obtain for the benefit of Buyers a covenant not to compete with the Business.

               (b) The Restricted Parties acknowledge and agree that the covenants contained in this section relate to matters which are of special and unique character which give Buyers peculiar value, impossible of replacement, and for the lack of which Buyers cannot be adequately compensated in damages. Buyers would not enter into this Agreement except for the covenants of the Restricted Parties as contained herein. The Restricted Parties acknowledge and agree that a remedy at law for any breach or attempted breach of this Section 4.5 will be inadequate and will result in irreparable harm to the Business, and that the Buyers shall, in addition to any other remedy that may be available to it, be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach.

               (c) The Restricted Parties acknowledge and agree that this covenant not to compete is being provided as an inducement to the Buyers to acquire the Business and the Transferred Assets and that this Section 4.5 contains reasonable limitations as to time, geographical area and scope of activity to be restrained that do not impose a greater restraint than is necessary to protect the goodwill or other business interest of the Buyers.

               (d) Whenever possible, each provision of this Section 4.5 shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Section 4.5 shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this
Section 4.5. If any provision of this Section 4.5 shall, for any reason, be judged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this
Section 4.5 but shall be confined in its operation to the provision of this
Section 4.5 directly involved in the controversy in which such judgment shall have been rendered. In the event that the provisions of this Section 4.5 should ever be deemed to exceed the time or geographic limitations permitted by applicable laws, then such provision shall be reformed to the maximum time or geographic limitations permitted by applicable law.

         4.6 Use of Trade Names and Trademarks. All uses of the Trade Names and Trademarks identified on Schedule 1.1(a)(v) are being transferred to the Buyers hereunder as part of the Transferred Assets. Each of the Sellers and the Shareholder agrees not to take any action which could reasonably be expected to adversely affect in any material respect the Buyers' right to the Trade Names and Trademarks or cause confusion with respect to the Buyers' use of the Trade Names and Trademarks. All goodwill with respect to the use of the Trade Names and Trademarks will inure to the benefit of the Buyers, and none of the Sellers or the Shareholder will have any rights to sue or recover against any person with respect to the use of the Trade Names and Trademarks. Within ten days after Closing, each of the Sellers and the Shareholder agrees to take all necessary action to change each of the Sellers' names to one bearing no resemblance to any of the Trade Names or Trademarks or any derivation thereof, and will forever cease the use of such names.

         4.7 Retention of Employees.

               (a) The employees of the Business, in the ordinary course of any of the Sellers' business, shall be employees of such Seller up to and including the Closing Date. Buyers will offer employment to those employees of the Business deemed to be necessary to conduct the Business on terms substantially similar to those offered by the Buyers to similarly situated employees. All of the Sellers' employees who are not employed by the Buyers or one of its Affiliates immediately after the Closing Date shall hereinafter be referred to as the "Sellers' Retained Employees". Each of the Sellers shall be responsible and liable for any and all severance obligations with respect to the Sellers' Retained Employees, including any COBRA obligations.

               (b) The parties hereto do not intend to create any third-party beneficiary rights respecting any employee of any of the Sellers as a result of the provisions hereof and specifically hereby negate any such intention.

         4.8 Buyers' Right of First Refusal. To the extent that the Shareholder or any of its affiliates during the five (5) years following the Closing shall enter into a Governmental Contract in an area where the Buyers conduct restaurant and food services business, it will give to the Buyers the right of first refusal to engage in such part of the Governmental Contract as a subcontractor for the services that are in the restaurant and food service part of the Business. Such right must be offered and accepted within a commercially reasonable timeframe given the circumstances of the individual Governmental Contract.

                                    ARTICLE 5

                                 INDEMNIFICATION

         5.1 Indemnification by each of the Sellers and the Shareholder. Except as otherwise limited by this Article 5 and Article 6 hereof, each of the Sellers and the Shareholder, jointly and severally, agrees to indemnify, defend and hold each of the Buyers, each of its Affiliates and each of their respective officers, directors, employees, agents, stockholders and controlling Persons and their respective successors and assigns harmless from and against and in respect of Damages actually suffered, incurred or realized by such party (collectively, "Buyers Losses"), arising out of or resulting from or relating to:

               (a) Any misrepresentation, breach of warranty or breach of any covenant or agreement made or undertaken by any of the Sellers or the Shareholder in this Agreement or any misrepresentation in or omission from any other agreement, certificate, exhibit or writing delivered to the Buyers pursuant to this Agreement, including the Schedules hereto; or

               (b) Any Environmental Liability arising from or attributable to
(i) any condition, event, circumstance, activity, practice, incident, action or omission existing or occurring prior to the Closing Date and related in any way to the Transferred Assets or the Business; or (ii) the use, storage, disposal or treatment, or the transportation for storage, disposal or treatment, of Hazardous Materials prior to the Closing Date and related in any way to the Transferred Assets or the Business;

               (c) Any liabilities and obligations or claims asserted against any of the Buyers resulting from the operations of EarthCare Houston, Inc. d/b/a EarthAmerica Houston, Inc. in Houston, Texas; or

               (d) Any Retained Liability.

         For purposes of determining the Buyer's right to indemnification for a misrepresentation or breach of warranty made by the Seller in this Agreement, all such representations and warranties that have been made subject to a materiality qualification shall be deemed to have been made without that qualification, it being understood that the threshold provided for in Section 5.7 is intended to be the only materiality qualification for purposes of indemnification.

         5.2 Indemnification by the Buyers. Except as otherwise limited by this
Article 5 and Article 6 hereof, the Buyers jointly and severally agree to indemnify, defend and hold each of the Sellers, Shareholder and each of their officers, directors, employees, agents, shareholders, Affiliates and controlling Persons and Messrs. Moorehead and Habets and their successors and assigns harmless from and against and in respect of Damages actually suffered, incurred or realized by such party (collectively, "Sellers' Losses"), arising out of or resulting from or relating to:

               (a) Any misrepresentation, breach of warranty or breach of any covenant or agreement made or undertaken by any of the Buyers in this Agreement or any misrepresentation in or omission from any other agreement, certificate, exhibit or writing delivered to any of the Sellers pursuant to this Agreement; or

               (b) Any Assumed Liability or, after the Closing Date, any operations utilizing the Transferred Assets or any claim of an employee other than Retained Employees arising from his or her employment with any of the Buyers.

         5.3 Procedure. All claims for indemnification under this Article 5 shall be asserted and resolved as follows:

               (a) An Indemnitee shall promptly give the Indemnitor written notice of any matter which an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement, stating the amount of the Losses, if known, and method of computation thereof, all with reasonable particularity, and stating with particularity the nature of such matter. Failure to provide such notice shall not affect the right of the Indemnitee to indemnification except to the extent such failure shall have resulted in liability to the Indemnitor that could have been actually avoided had such notice been provided within such required time period.

               (b) The obligations and liabilities of an Indemnitor under this
Article 5 with respect to Losses arising from claims of any third party that are subject to the indemnification provided for in this Article 5 ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnitee shall receive notice of any Third Party Claim, the Indemnitee shall give the Indemnitor prompt notice of such Third Party Claim and the Indemnitor may, at its option, assume and control the defense of such Third Party Claim at the Indemnitor's expense and through counsel of the Indemnitor's choice reasonably acceptable to Indemnitee. In the event the Indemnitor assumes the defense against any such Third Party Claim as provided above, the Indemnitee shall have the right to participate at its own expense in the defense of such asserted liability, shall cooperate with the Indemnitor in such defense and will attempt to make available on a reasonable basis to the Indemnitor all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitor. In the event the Indemnitor does not elect to conduct the defense against any such Third Party Claim, the Indemnitor shall pay all reasonable costs and expenses of such defense as incurred and shall cooperate with the Indemnitee (and be entitled to participate) in such defense and attempt to make available to it on a reasonable basis all such witnesses, records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitee. Except for the settlement of a Third Party Claim that involves the payment of money only and for which the Indemnitee is totally indemnified by the Indemnitor, no Third Party Claim may be settled without the written consent of the Indemnitee or the Indemnitor.

         5.4 Payment. At any time that a claim is made under this Article 5 that alleges that any of the Sellers and Shareholder have liability therefor, the Buyers may give notice to the Sellers and hold the amount of such claim from the Retained Portion of the Purchase Price pending the resolution of such claim. If the claim is by any of the Sellers against the Buyers, or if the Retained Portion of the Purchase Price has been paid to the Sellers, or the claim exceeds the amount of the Retained Portion of the Purchase Price, then the party seeking indemnification shall be entitled, upon agreement as to the amount by the parties or upon a final determination of the amount pursuant to Section 8.4 or by a final, non-appealable decision of a court of competent jurisdiction, to prompt payment in United States dollars in immediately available funds by wire transfer to a bank account or accounts to be designated by the Indemnitee within 10 Business Days.

         5.5 Failure to Pay Indemnification. If and to the extent the Indemnitee shall make written demand upon the Indemnitor for indemnification pursuant to this Article 5 and the Indemnitor shall refuse or fail to pay in full within 10 Business Days of such written demand the amounts demanded pursuant hereto and in accordance herewith, then the Indemnitee may utilize any legal or equitable remedy to collect from the Indemnitor the amount of its Losses. Nothing contained herein is intended to limit or constrain the Indemnitee's rights against the Indemnitor for indemnity, the remedies herein being cumulative and in addition to all other rights and remedies of the Indemnitee.

         5.6 Adjustment of Liability. The amount which an Indemnitee shall be entitled to receive from an Indemnitor with respect to any indemnifiable Losses under this Article 5 shall be net of any insurance recovery by the Indemnitee on account of such Losses from an unaffiliated party.

         5.7 Indemnification Limitations. Each of the Sellers and the Shareholder shall be liable under Section 5.1(a) in respect of a misrepresentation or breach of warranty or the indemnity obligation of Section 5.1(b) only if the aggregate amount of Buyers Losses for which the Buyers are entitled to indemnification pursuant to such clauses exceeds $40,000.

                                    ARTICLE 6

                 NATURE OF STATEMENTS AND SURVIVAL OF COVENANTS,
                   REPRESENTATIONS, WARRANTIES AND AGREEMENTS

         All statements of fact contained in any written statement (including financial statements), certificate, instrument or document delivered by or on behalf of any of the Sellers or the Shareholder pursuant to this Agreement shall be deemed representations and warranties of each of the Sellers and the Shareholder. All covenants and agreements contained herein shall survive the Closing Date without limitation. All representations and warranties contained herein shall survive the Closing Date for a period of twenty-four (24) months from the Closing Date, except (i) the representations and warranties set forth in Section 2.8 which shall survive the Closing

Date until thirty (30) days following the expiration of the federal and state statute of limitations for the underlying claim and (ii) the representations and warranties set forth in Section 2.16 shall survive the Closing Date for a period of five (5) years (the period during which the representations and warranties shall survive being referred to herein with respect to such representations and warranties as the "Survival Period"), and shall be effective with respect to any inaccuracy therein or breach thereof (and a claim for indemnification under Article 5 hereof may be made thereon) if a written notice asserting the claim shall have been given within the Survival Period with respect to such matter. Any claim for indemnification made during the Survival Period shall be valid and the representations and warranties relating thereto shall remain in effect for purposes of such indemnification notwithstanding such claim may not be resolved within the Survival Period.) All representations and warranties made by the parties shall not be affected by any investigation heretofore or hereafter made by and on behalf of any of them and shall not be deemed merged into any instruments or agreements delivered in connection with this Agreement or otherwise in connection with the transactions contemplated hereby.

                                    ARTICLE 7

                          DEFINITIONS OF CERTAIN TERMS

         In addition to terms defined elsewhere in this Agreement, the following terms shall have the meanings assigned to them herein, unless the context otherwise indicates, both for purposes of this Agreement and all Schedules and Exhibits hereto:

         7.1 "Accounts Receivable" shall have the meaning assigned in Section
1.9.

         7.2 "Affiliate" shall mean, with respect to any specified Person, a Person that, directly or indirectly, controls, is controlled by or is under common control with such specified Person.

         7.3 "Agreement" shall mean this Purchase Agreement among each of the Sellers, the Shareholder and the Buyers, as amended from time to time by the parties hereto, including the Schedules.

         7.4 "AP Holdback" shall have the meaning assigned to such term in
Section 1.4.2.

         7.5 "Assumed Liabilities" shall have the meaning given such term in
Section 1.4(b) hereof.

         7.6 "Banks" shall have the meaning assigned in Section 1.3.2(a)(xv).

         7.7. "Board" shall mean the board of directors or other governing body of the General Partner of Heritage Propane Partners, L.P.

         7.8 "Business" shall mean the business of product sales and services relating to restaurant and food service grease-trap and waste water disposal, as conducted or proposed to be conducted by any of the Sellers at Sellers' locations in the greater Atlanta, Georgia, Dallas, Texas, Houston, Texas, and Orlando, Florida areas, and the associated complementary septic service business in each location, except for Orlando, Florida.

         7.9 "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Dallas, Texas are authorized by law to close.

         7.10 "Buyers" shall mean each limited liability company, or one or more of its designees.

         7.11 "Buyers Losses" shall have the meaning given such term in Section
5.1 hereof.

         7.12 "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq.

         7.13 "Closing" shall mean the transfer by any of the Sellers to the Buyers of the Transferred Assets, the assumption by the Buyers of the Assumed Liabilities and the transfer by the Buyers to any of the Sellers of the Purchase Price.

         7.14 "Closing Date" shall have the meaning given such term in Section
1.3.1 hereof.

         7.15 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or similar provisions of legislation replacing such law from time to time.

         7.16 "Collection Period" shall have the meaning set forth in Section
1.9.

         7.17 "Contract" shall mean any contract, agreement, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally enforceable.

         7.18 "Customers" shall mean any Person to whom any of the Sellers or any affiliate involved in the operation of the Business provides goods or services in the ordinary course of business.

         7.19 "Damages" shall mean any and all liabilities, losses, damages, demands, assessments, claims, costs and expenses (including interest, awards, judgments, penalties, settlements, fines, costs of remediation, diminutions in value, costs and expenses incurred in connection with investigating and defending any claims or causes of action (including, without limitation, attorneys' fees and expenses and all fees and expenses of consultants and other professionals)).

         7.20 "Debt Obligations" shall mean any material contract, agreement, indenture, note or other instrument relating to the borrowing of money or any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person, including, without limitation, the carry value of all capital leases and all current and non-current liabilities, including deferred income taxes (other than the endorsement of negotiable instruments for deposit or collection in the ordinary course of business).

         7.21 "Documents and Other Papers" shall mean and include any document, agreement, instrument, certificate, writing, notice, consent, affidavit, letter, telegram, telex, statement, file, computer disk, microfiche or other document in electronic format, schedule, exhibit or any other paper or record whatsoever.

         7.22 "EBITDA" shall mean net earnings before any deduction of interest, taxes, depreciation or debt amortization as determined in good faith by the Buyers.

         7.23 "Entitlements" shall have the meaning given such term in Section 1.1(a)(viii) hereof.

         7.24 "Environmental Laws" shall mean all national, federal, state, provincial, municipal or local laws, rules, regulations, statutes, ordinances or orders of any Governmental Entity relating to (a) the control of any potential pollutant or protection of the air, water or land, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation and
(c) the regulation of or exposure to hazardous, toxic or other substances alleged to be harmful.

         7.25 "Environmental Liabilities" shall mean any and all Damages (including any remedial, removal, response, abatement, clean-up, investigation and/or monitoring costs and associated legal costs) incurred or imposed (a) pursuant to any agreement, order, notice of responsibility, directive (including directives embodied in Environmental Laws), injunctions, judgment or similar documents (including settlements) arising out of, in connection with, or under Environmental Laws, or (b) pursuant to any claim by a Governmental Entity or any other Person for personal injury, property damage, damage to natural resources, remediation, or payment or reimbursement of response costs incurred or expended by such Governmental Entity or other Person pursuant to common law or statute and related to the use or release of Hazardous Materials.

         7.26 "Environmental Permits" shall mean any permit, license, approval, registration, identification number or other authorization with respect to any of the Sellers under any Environmental Law.

         7.27 "Equipment" shall mean all office machines, computers, machinery, transportation equipment, tools, equipment, furnishings and fixtures owned, leased or subject to a contract of purchase and sale, or lease commitment that is used in the Business as operated by any of the Sellers.

         7.28 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

         7.29 "Excess AP Claims" shall have the meaning given such term in
Section 1.9.

         7.30 "Excluded Assets" shall have the meaning given such term in
Section 1.2 hereof.

         7.31 "Financial Statements" shall have the meaning given such term in
Section 2.6 hereof.

         7.32 "GAAP" shall be the generally accepted accounting principals as adopted in the United States of America.

         7.33 "Governmental Contract" shall have the meaning set forth in
Section 4.5(a).

         7.34 "Governmental Entity" shall mean any arbitrator, court, administrative or regulatory agency, commission, department, board or bureau or body or other government or authority or instrumentality or any entity or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         7.35 "Hazardous Materials" shall mean (a) any substance or material that is listed, defined or otherwise designated as a "hazardous substance" under
Section 101(14) of CERCLA, (b) any petroleum or petroleum products, (c) radioactive materials, urea formaldehyde, asbestos and PCBs and (d) any other chemical, substance or waste that is regulated by any Governmental Entity under any Environmental Law.

         7.36 "Indemnitee" shall mean the Person or Persons indemnified, or entitled, or claiming to be entitled to be indemnified, pursuant to the provisions of Section 5.1 or Section 5.2 hereof, as the case may be.

         7.37 "Indemnitor" shall mean the Person or Persons having the obligation to indemnify pursuant to the provisions of Section 5.1 or Section 5.2 hereof, as the case may be.

         7.38 "Inventories" shall mean all material inventories of any kind of supplies and consumables and related items relating to the Business, wherever situated.

         7.39 "Leasehold Interests" shall mean the interest of any of the Sellers as lessee under all material leases of any of the assets used in the Business as operated by any of the Sellers.

         7.40 "Leases" shall mean all material leases and subleases of leased motor vehicles, all leases or subleases of Real Property, and all leases or subleases pertaining to the Leasehold Interests.

         7.41 "License Agreement" shall mean the agreement of Buyers to license back to the Sellers the limited use of the Trade Names and Trademarks in the form of Exhibit 2.4(e).

         7.42 "Lien" shall mean any material lien, pledge, claim, charge, security interest or other encumbrance, option, defect or other rights of any third Person of any nature whatsoever.

         7.43 "Losses" shall mean Sellers Losses or Buyers Losses, as the case may be.

         7.44 "Motor Vehicles" shall mean all motorized and non-motorized vehicles utilized in the Business as operated by any of the Sellers for which a certificate of title or registration has been issued.

         7.45 "Non-Competition Agreements" shall have the meaning given to such term in Section 1.1(a)(xii).

         7.46 "Pending Litigation" shall mean those matters set forth on
Schedule 2.9.

         7.47 "Permits" shall mean any material license, permit, franchise, consent, approval, variance, exemption or other authorization of or from any Governmental Entity.

         7.48 "Person" shall mean a corporation, an association, a partnership, an organization, a business, an individual or a Governmental Entity.

         7.49 "Pre-Closing Obligations" shall mean all material liabilities, debts and obligations of either of the Sellers or the Shareholder (including indemnification and other contingent obligations) relating to (i) acts, events or omissions by any Person or circumstances existing at or prior to the Closing;
(ii) goods or services provided to or for the benefit of any of the Sellers or any of their Affiliates prior to the Closing; (iii) goods or services manufactured or provided by or on behalf of any of the Sellers or any of its Affiliates or licensees prior to the Closing; (iv) any pending or threatened litigation, claims or disputes made or threatened prior to the Closing; (v) any Retained Liabilities; (vi) the conduct of the Business; the ownership or operation of the Transferred Assets or any benefit realized by any of the Sellers prior to the Closing; (vii) any Excluded Assets; (viii) Debt Obligations of any of the Sellers; (ix) the employees of any of the Sellers under any contracts, agreements, arrangements or understandings with such employees entered into or existing at or prior to the Closing and all other obligations of any of the Sellers or any of their respective Affiliates with respect to their employees at or prior to the Closing; (x) any obligations with respect to any of the Sellers Retained Employees; (xi) use of the Proprietary Information; (xii) Taxes; (xiii) any obligations under any Entitlements that were required to be listed on Schedule 2.5 but were not; and (xiv) any liabilities that were not reflected on the Financial Statements.

         7.51 "Primary States" shall be New York, New Jersey, and Pennsylvania.

         7.51 "Proprietary Information" shall mean collectively (a) the items set forth on Schedule 1.1(a)(vi), (b) Proprietary Rights and (c) any and all other information and material proprietary to any of the Sellers, owned, possessed or used by any of the Sellers, whether or not such information is embodied in writing or other physical form, and which is not generally known to the public, that (i) relates to financial information regarding any of the Sellers or the Business, including, without limitation, (y) business plans and
(z) sales, financing, pricing and marketing procedures or methods of any of the Sellers or (ii) relates to specific business matters concerning any of the Sellers, including, without limitation, the identity of or other information regarding sales personnel or customers of any of the Sellers.

         7.52 "Proprietary Rights" shall mean all rights to the Trade Names and Trademarks and any derivations thereof, and all patents, including the patents set forth on Schedule 1.1(a)(vi), any patent rights, inventions, know how, trade secrets, market plans, designs, drawings, art work, plans, prints, manuals, models, design registrations, technical information and data, copyrightable works, product information literature, computer files, computer software, hard copy files, catalogs, specifications, confidentiality agreements, confidential information and other proprietary technology and similar information; all registered and unregistered trademarks, service marks, logos, trade names and all other trademark rights; all registered and unregistered copyrights; and all registrations for, and applications for registration of, any of the foregoing, that are used in the conduct of the Business.

         7.53 "Purchase Price" shall have the meaning given such term in Section
1.4 hereof.

         7.54 "Real Property" shall mean all real property, whether owned or leased, and utilized in the Business as operated by any of the Sellers.

         7.55 "Restricted Parties" shall have the meaning assigned in Section 4.5(a).

         7.56 "Retained Liabilities" shall have the meaning given such term in
Section 1.5 hereof.

         7.57 "Retained Operations" shall have the meaning given to such term in section 4.5(a).

         7.58 "Retained Portion of the Purchase Price" shall have the meaning given to such term in Section 1.4.2.

         7.59 "Retained Warranties" shall have the meaning given such term in
Section 2.10.

         7.60 "Schedules" shall mean the schedules attached to and made a part of this Agreement.

         7.61 "Sellers' Accounts Payable" shall have the meaning specified in
Section 1.4.2.

         7.62 "Sellers" shall have the meaning assigned in the initial paragraph of this Agreement.

         7.63 "Sellers' Losses" shall have the meaning given such term in
Section 5.2 hereof.

         7.64 "Sellers' Retained Employees" shall have the meaning given such term in Section 4.7(a) hereof

         7.65 "Shared Rental Agreement" shall have the meaning assigned in
Section 1.3.2(ix).

         7.66 "Taxes" shall mean all federal, state, local, foreign and other taxes, charges, fees, duties, levies, imposts, customs or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, profit share, license, lease, service, service use, value added, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, premium, property, windfall profits, or other taxes, fees, assessments, customs, duties, levies, imposts, or charges of any kind whatsoever, together with any interests, penalties, additions to tax, fines or other additional amounts imposed thereon or related thereto, and the term "Tax" means any one of the foregoing Taxes.

         7.67 "Tax Returns" shall mean all returns, declarations, reports, statements and other documents of, relating to, or required to be filed in respect of, any and all Taxes, and the term "Tax Return" means any one of the foregoing Tax Returns.

         7.68 "Third Party Claims" shall have the meaning given such term in
Section 5.3(b) hereof.

         7.69 "Trade Names and Trademarks" shall mean all registered and unregistered trade names, trademarks, service marks and logos relating to and utilized in the Business as operated by any of the Sellers.

         7.70 "Transferred Assets" shall have the meaning given such term in
Section 1.1(a) hereof.

         7.71 "US$", "dollar" or "$" shall mean United States dollars.

         7.72 "Vehicle Lease" shall have the meaning given such term in Section 1.3.2(iii).

                                    ARTICLE 8

                                  MISCELLANEOUS

         8.1 Expenses. Except as otherwise set forth herein, and whether or not the transactions contemplated by this Agreement shall be consummated, each party agrees to pay, without right of reimbursement from any other party, the costs incurred by such party incident to the preparation and execution of this Agreement and performance of its obligations hereunder, including without limitation the fees and disbursements of legal counsel, accountants and consultants employed by such party in connection with the transactions contemplated by this Agreement.

         8.2 Notices. All notices, requests, consents, directions and other instruments and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person, by courier, by overnight delivery service with proof of delivery or by prepaid registered or certified United States first-class mail, return receipt requested, addressed to the respective party at the address set forth below, or if sent by facsimile or other similar form of communication (with receipt confirmed) to the respective party at the facsimile number set forth below:

         If to the Sellers or the Shareholder, to:

                                 EarthAmerica Company, Inc.
                                 14901 Quorum Drive, Suite 200
                                 Dallas, Texas  75240
                     Attention:  William W. Solomon, Jr.
                     Facsimile:  972/858-6024
                     Confirm:    972/868-6025, Ext. 113

         Copies to:              EarthCare Company
                                 14901 Quorum Drive
                                 Suite 200
                                 Dallas, Texas  75240
                     Attention:  Donald Moorehead
                                 Chief Executive Officer
                     Facsimile:  972-858-6024
                     Confirm:    972-858-6025

         If to Messrs. Addy, Moorehead, Cash, Solomon, or Habets:

            Donald F. Moorehead, Jr.              William W. Solomon, Jr.
            14901 Quorum Drive, Suite 200         14901 Quorum Drive, Suite 200
            Dallas, Texas  75240                  Dallas, Texas  75240
            Facsimile:   972/858-6024             Facsimile:  972/858-6024
            Confirm:     972/858-6025             Confirm:    972/858-6025

            Raymond Cash                          Harry M. Habets
            4696 Oakdale Road                     14901 Quorum Drive, Suite 200
            Smyrna, California  30080             Dallas, Texas  75254
            Facsimile:   770/435-7753             Facsimile:   972/858-6024
            Confirm:    770/319-6421              Confirm:     972/858-6025

            William M. Addy
            14901 Quorum Drive, Suite 200
            Dallas, Texas  75240
            Facsimile:  972/858-6024
            Confirm:   972/858-6025


         If to the Buyers, to:

                        c/o Heritage Holdings, Inc.
            Attention:  H. Michael Krimbill
                        8801 S. Yale Avenue, Suite 310
                        Tulsa, OK  74137
            Facsimile:  918-493-7290
            Confirm:    918-492-7272

         Copies to:

            Attention:  Lawrence T. Chambers, Jr.
                        Doerner, Saunders, Daniel & Anderson, L.L.P.
                        320 South Boston, Suite 500
                        Tulsa, Oklahoma  74103
            Facsimile   918-591-5360
            Confirm:    918-582-1211

or to such other address or facsimile number and to the attention of such other Person(s) as either party may designate by written notice. Any notice mailed shall be deemed to have been given and received on the third Business Day following the day of mailing.

            8.3 Specific Performance. It is specifically understood and agreed that any breach by any of the Sellers or the Shareholder of the provisions of this Agreement is likely to result in irreparable harm to the Buyers and that an action at law for damages alone will be an inadequate remedy for such breach. Accordingly, in addition to any other remedy that may be available to it, in the event of breach or threatened breach by any of the Sellers or the Shareholder of the provisions of this Agreement, including, without limitation,
Section 4.5 hereof, the Buyers shall be entitled to enforce the specific performance of this Agreement by any of the Sellers and the Shareholder and to seek both temporary and permanent injunctive relief (to the extent permitted by law), without the necessity of providing actual damages, and such other relief as the court may allow.

            8.4 Arbitration. Except as set forth in Section 8.3, in the event there shall exist any dispute or controversy with respect to this Agreement or any matter relating hereto or the transactions contemplated hereby, including, but not limited to Article 5, the parties hereto agree to seek to resolve such dispute or controversy by mutual agreement. If the parties hereto are unable to resolve such dispute or controversy by agreement within 60 days following notice by any party hereto of the nature of such dispute or controversy setting forth in reasonable detail the circumstances and basis of such dispute or controversy, the parties agree that such dispute or controversy be resolved by binding arbitration pursuant to the provisions of this Section 8.4 and in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association. All arbitration proceedings shall be held in Chicago, Illinois. If a party elects to submit such matter to arbitration, such party shall provide notice to the other party of its election to do so, which notice shall name one arbitrator. Within 10 days after the receipt of such notice, the other party shall provide written notice to the electing party naming a second arbitrator. The two arbitrators so appointed shall name a third arbitrator, or failing to do so, a third arbitrator shall be appointed pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Each arbitrator selected to act hereunder shall be qualified by education and experience to pass on the particular question in dispute and shall be independent and not affiliated with any of the parties hereto. The arbitrators shall resolve all disputes in controversy in accordance with the Texas substantive law. All statutes of limitations that would otherwise be applicable shall apply to any arbitration proceeding. The arbitrators appointed pursuant to this Section 8.4 shall promptly hear and determine (after due notice and hearing and giving the parties reasonable opportunity to be heard) the questions submitted, and shall render their decision within 60 days after appointment of the third arbitrator or as soon as practical thereafter. If within such period a decision is not rendered by the board or a majority thereof, new arbitrators may be named and shall act hereunder at the election of either party in like manner as if none had previously been named. The decision of the arbitrators, or a majority thereof, made in writing, shall absent manifest error be final and binding upon the parties hereto as to the questions submitted, and each party shall abide by such decision.

            8.5 Successors. Except as specifically contemplated by this Agreement, no party hereto shall assign this Agreement, or any part hereof, without the prior written consent of the other party; provided, however, the Buyers may assign its rights and obligations in this Agreement to an Affiliate of the Buyers, subject to Buyers remaining obligated to perform. Sellers may assign any benefits arising under this Agreement to their lending banks, provided that the Buyers shall retain any right of offset for matters arising under this Agreement. This Agreement shall inure to the benefit of, be binding upon and be enforceable by the parties hereto and their respective successors and assigns.

            8.6 Entire Agreement. This Agreement and the Schedules constitute the entire agreement and understanding between the parties relating to the subject matter hereof and thereof and supersede all prior representations, endorsements, premises, agreements, memoranda communications, negotiations, discussions, understandings and arrangements, whether oral, written or inferred, between the parties relating to the subject matter hereof. This Agreement may not be modified, amended, rescinded, canceled, altered or supplemented, in whole or in part, except upon the execution and delivery of a written instrument executed by a duly authorized representative of each of the parties hereto. No reference to or disclosure of any item or other matter in the attached Schedules to the Agreement (collectively, the "Disclosure Schedule") shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. No reference made in the Disclosure Schedule to a qualification of Sellers' "knowledge" shall qualify the representation or warranty in the Agreement except for the existence of any disclosed items. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

         8.7 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Texas without giving effect to conflicts of laws principles.

         8.8 Waiver. The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

         8.9 Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         8.10 No Third Party Beneficiaries. Any agreement contained, expressed or implied in this Agreement shall be only for the benefit of the parties hereto and their respective legal representatives, successors and assigns, and such agreements shall not inure to the benefit of the obligees of any indebtedness of any party hereto, it being the intention of the parties hereto that no Person shall be deemed a third party beneficiary of this Agreement, except to the extent a third party is expressly given rights herein.

         8.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         8.12 Headings. Each statement set forth in the Schedules with respect to a particular section herein shall be deemed made solely with respect to such section and not with respect to any other section hereof unless specifically set forth in the Schedules as also being made with respect to such other section. The headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof or affect in any way the meaning or interpretation of this Agreement.

         8.13 Negotiated Transaction. The provisions of this Agreement were negotiated by the parties hereto, and this Agreement shall be deemed to have been drafted by all of the parties hereto.

            IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


SELLERS:                                              SELLERS:

EARTHAMERICA COMPANY                                  EARTHCARE COMPANY


By:                                                    By:
       --------------------------------------                 --------------------------------------
Name:  William W. Solomon, Jr.                         Name:  William W. Solomon, Jr.
Title: Vice President/Chief Financial Officer          Title: Vice President/Chief Financial Officer


BONE-DRY ENTERPRISES, INC.                             EA OF HOUSTON, INC.


By:                                                    By:
       --------------------------------------                 --------------------------------------
Name:  William W. Solomon, Jr.                         Name:  William W. Solomon, Jr.
Title: Vice President/Chief Financial Officer          Title: Vice President/Chief Financial Officer


EC ACQUISITIONS, INC.                                  EARTHCARE COMPANY OF TEXAS


By:                                                    By:
       --------------------------------------                 --------------------------------------
Name:  William W. Solomon, Jr.                         Name:  William W. Solomon, Jr.
Title: Vice President/Chief Financial Officer          Title: Vice President/Chief Financial Officer


EARTHCARE COMPANY OF FLORIDA                           LIQUID WASTE CONTROL SYSTEMS, INC.


By:                                                    By:
       --------------------------------------                 --------------------------------------
Name:  William W. Solomon, Jr.                         Name:  William W. Solomon, Jr.
Title: Vice President/Chief Financial Officer          Title: Vice President/Chief Financial Officer


SHAREHOLDER:

EARTHCARE COMPANY


By:
-------------------------------------------------
Name:  William W. Solomon, Jr.
Title: Vice President and Chief Financial Officer



BUYERS:                                   BUYERS:

EARTHAMERICA, L.L.C.                      EARTHAMERICA OF TEXAS, L.P.
                                          BY EARTHAMERICA, L.L.C., GENERAL
                                            PARTNER

By:                                       By:
--------------------------------              ----------------------------------
Name:                                     Name:
--------------------------------              ----------------------------------
Title:                                    Title:
--------------------------------              ----------------------------------

FOR PURPOSES OF SECTIONS 4.4, 4.5 AND      FOR PURPOSES OF SECTIONS 4.4, 4.5 AND
8.1 THROUGH  8.13 ONLY:                    8.1 THROUGH  8.13 ONLY:



-------------------------------------      -------------------------------------
DONALD F. MOOREHEAD, JR.                   RAYMOND CASH



-------------------------------------      -------------------------------------
HARRY M. HABETS                            WILLIAM W. SOLOMON, JR


-------------------------------------
WILLIAM M. ADDY